Exhibit 3.1

Certificate
Pursuant to § 181 Para. 1 Sentence 2 of the German Stock Corporation Act (AktG)

I hereby certify that the wording presented below of the Articles of Association of

Biofrontera AG

with its Head Office in Leverkusen

contains the provisions of the Articles of Association amended by resolution of the Supervisory Board of 30 November 2020, and that the provisions of the Articles of Association not amended by the Supervisory Board resolution of 30 November 2020 match the complete wording of these provisions of the Articles of Association most recently submitted to the Commercial Register.

By viewing the Register files, I have satisfactorily ascertained the complete wording of the Articles of Association most recently submitted to the Commercial Register.

Leverkusen, 02 December 2020

[Signature]

[Stamp: Dr Thilo Weimer
Notary in Leverkusen]

ARTICLES OF ASSOCIATION

Of

Biofrontera AG

I.	General Provisions

§ 1

Company Name

The Company’s name is:

                                              Biofrontera AG

§ 2

Head Office

The Company’s Head Office is located in Leverkusen.

§ 3

Purpose of the Company

(1)	The Company’s purpose is to research, develop and sell pharmaceuticals, and to assume the status of a holding company, i.e. to acquire and manage companies or stakes in companies.

(2)	The Company can perform all transactions suitable for promoting the Company’s purpose, either directly or indirectly.

(3)	The Company can establish branches and hold stakes in companies of the same or a similar kind, both domestically and abroad. It can unite companies in which it holds stakes under its single management, or it can restrict itself to managing its own stakes. It can outsource or transfer some or all of its operations to associated companies.

§ 4

Financial Year

The financial year is the calendar year.

§ 5

Duration of the Company

The company is established for an indefinite period.

§ 6

Announcements and Information

(1)	The Company’s announcements are published in the German Electronic Federal Gazette, unless otherwise required by law.

(2)	Information can also be sent electronically to the holders of approved Company securities. In this context, approved securities are those that are approved domestically for trading on an organised market, within the meaning of § 2 Para. 5 of the German Securities Trading Act.

II.	Share Capital and Shares

§ 7

Share Capital

(1)	The Company’s share capital amounts to EUR 47,747,515 (in words: forty-seven million seven hundred and forty seven thousand five hundred and fifteen euros) and is divided into 47,747,515 individual shares (share capital).

(2)	The share capital is conditionally increased by up to EUR 1,359,864, through the issue of 1,359,864 new registered no-par-value ordinary shares (individual shares) (Conditional Capital I). The conditional capital increase serves (i) to ensure that, in accordance with the bond conditions, option rights are granted and option obligations are agreed and/or (ii) to ensure that, in accordance with the bond conditions, conversion rights and obligations are fulfilled, where these are in each case issued, agreed or guaranteed by the Company or via its direct or indirect majority holdings (associated companies) on the basis of the authorisation of the General Meeting of Shareholders of 28th August 2015, in the period up to 27th August 2020.

The conditional capital increase must be implemented only in the event of the issue of financial instruments on the basis of the authorisation of the General Meeting of Shareholders of 28th August 2015 and only if the holders and/or creditors of the financial instruments issued by the Company make use of their option or conversion rights or fulfil their option or conversion obligations. The new shares entitle their holders to dividends of Company profits from the beginning of the financial year in which they are issued.

The Management Board is authorised, subject to the approval of the Supervisory Board, to make further stipulations regarding the implementation of the conditional capital increase. The Supervisory Board is authorised to amend § 7 of the Articles of Association according to each use of conditional capital and after all option or conversion periods have expired.

(3)

(a) [cancelled]

(4)	In the event of a capital increase, the way in which the profit dividends of the new shares are regulated may deviate from § 60 of the German Stock Corporation Act.

(5)	[cancelled]

(6)	The Company’s share capital is conditionally increased by EUR 249,050, through the issue of up to 249,050 no-par-value registered shares (individual shares) (Conditional Capital III). The conditional capital increase serves exclusively to fulfil options granted until 1st July 2015 pursuant to the authorisation by resolution of the General Meeting of Shareholders of 2nd July 2010. The conditional capital increase will be implemented only if the holders of the options issued exercise their right to purchase shares in the Company, and if the Company does not grant its own shares or pay a cash settlement in order to fulfil the options. The new shares entitle their holders to dividends from Company profits from the beginning of the financial year in which they are created as a result of the exercise of options.

(7)	[cancelled]

(8)	The Company’s share capital is conditionally increased by [up to] EUR 1,559,984.00, through the issue of up to 1,559,984 no-par-value registered shares (individual shares) (Conditional Capital V). The conditional capital increase serves exclusively to fulfil option rights granted until 27th August 2020 on the basis of the authorisation of the General Meeting of Shareholders of 28th August 2015. The conditional capital increase will be implemented only if the holders of the options issued exercise their right to purchase shares in the Company, and if the Company does not grant its own shares or pay a cash settlement in order to fulfil the options. The new shares entitle their holders to dividends from Company profits from the beginning of the financial year in which they are created as a result of the exercise of options. The Supervisory Board is authorised to amend § 7 of the Articles of Association according to each use of the conditional capital and after all option or conversion periods have expired.

§ 8

Shares

(1)	The shares are registered shares.

(2)	Any right for shareholders to securitise their stakes or individual shares is excluded. The form and content of the share certificates is specified by the Management Board, subject to the approval of the Supervisory Board. The Company can securitise multiple individual shares in the same share certificates (global shares, global certificates). The same applies to dividend warrants and renewal certificates, as well as bonds, interest coupons and renewal certificates.

(3)	If a capital increase resolution does not contain any provision as to whether or not the new shares are bearer shares or registered shares, they are registered shares.

III.	Management Board

§ 9

Composition of the Management Board, and General Management

(1)	The Management Board consists of one or several individuals. The number of members of the Management Board is determined by the Supervisory Board.

(2)	The members of the Management Board are appointed and dismissed by the Supervisory Board. The Supervisory Board can appoint a member of the Management Board as the Chairperson or Speaker of the Management Board and another member as the Deputy Chairperson.

(3)	The Management Board establishes its own Rules of Procedure, unless the Supervisory Board issues Rules of Procedure for the Management Board.

§ 10

Representation

If several members of the Management Board are appointed, the Company can be represented jointly by two members of the Management Board, or by one member of the Management Board in conjunction with a proxy. If only one member of the Management Board is appointed, s/he represents the Company alone. The Supervisory Board can authorise one, several or all members of the Management Board to represent the Company alone. The Supervisory Board can exempt members of the Management Board, either generally or in individual cases, from the prohibition on multiple representation pursuant to § 181 2nd Alt. BGB (Second Alternative German Civil Code); § 112 AktG (German Stock Corporation Act) is not affected.

§ 11

General Management

The Management Board carries out the Company’s business in accordance with the law, the Articles of Association and the Rules of Procedure.

IV.	Supervisory Board

§ 12

Composition and Term of Office of the Supervisory Board

(1)	The Supervisory Board consists of six members.

(2)	The members of the Supervisory Board are elected by the General Meeting of Shareholders. The members of the Supervisory Board are elected for a term lasting until the end of the General Meeting of Shareholders which resolves on whether or not to discharge them for the fourth financial year after the beginning of their term of office, provided that the General Meeting of Shareholders does not stipulate a shorter term of office at the time of the election. The financial year in which their term of office begins is not included. It is permissible for members to be re-elected several times.

(3)	At the same time as electing members of the Supervisory Board, the General Meeting of Shareholders can also elect substitute members who will become members of the Supervisory Board – in a way to be determined at the time of the election – in the event that existing members of the Supervisory Board leave their posts before the end of their term of office.

(4)	If a member elected by the General Meeting of Shareholders quits the Supervisory Board before the end of his/her term of office, a new election must be held for the vacant post at the next General Meeting of Shareholders, unless a substitute member has already been promoted to this post. The term of office of the newly-elected member or the promoted substitute member is the same as the remaining term of office of the departed member of the Supervisory Board.

§ 13

Resignation/Dismissal from the Supervisory Board

Each member of the Supervisory Board can resign from his/her post by addressing a written notification to this effect to the Management Board, subject to one month’s notice to the end of the month. The right to resign from his/her post for good cause is not affected. The dismissal of a member of the Supervisory Board elected by the shareholders must have the approval of a majority of at least three quarters of votes cast.

§ 14

Chairperson and Rules of Procedure of the Supervisory Board

(1)	From among its members, the Supervisory Board elects a Chairperson and a Deputy Chairperson. The election follows each General Meeting of Shareholders in which members of the Supervisory Board to be elected by the General Meeting of Shareholders have been elected by the shareholders, in a meeting that is held without being specially convened. A member requires only a simple majority in order to be elected. In the event of a tie, the outcome is decided by the drawing of lots.

(2)	If the Chairperson or Deputy Chairperson of the Supervisory Board quits his/her post before the end of his/her term of office, the Supervisory Board will elect a successor at its next meeting. If the Chairperson of the Supervisory Board quits prematurely, the Deputy Chairperson will convene the Supervisory Board.

(3)	The Supervisory Board establishes its own Rules of Procedure.

§ 15

Convening the Supervisory Board

(1)	The Supervisory Board must hold two meetings each calendar year. It also holds additional meetings if required by law or advisable on commercial grounds.

(2)	The meetings of the Supervisory Board are convened in writing with at least 14 days’ notice by the Chairperson or, if s/he is prevented from doing so, by his/her Deputy. The date on which the invitation is sent and that of the meeting itself are not included in the notice period. In an emergency, the notice period can be reduced as appropriate, and the meeting can be convened verbally or by telephone. The meetings of the Supervisory Board take place at the Company’s Head Office or at another location agreed by all the members of the Supervisory Board. The items on the agenda must be included with the invitation.

§ 16

Resolutions of the Supervisory Board

(1)	Resolutions of the Supervisory Board are generally passed in meetings. They can also be passed without convening a meeting, and votes can also be cast verbally, in writing, by telephone, by fax, electronically or by video conference, if the Chairperson of the Supervisory Board prescribes this procedure, and fewer than three members of the Supervisory Board immediately object to it.

(2)	Resolutions of the Supervisory Board require a majority of votes cast, unless otherwise required by law. In the event of a tie, there will be a second vote on the same proposed resolution, and if this second vote results in a tie, the Chairperson will have two votes.

(3)	Minutes must be kept of the resolutions of the Supervisory Board. The minutes must be signed by the Chairperson of the Supervisory Board. The minutes must include the place and date of the meeting, its participants, the items on the agenda, the resolutions of the Supervisory Board (including the Chairperson’s statement concerning the result of the resolution) and the significant contents of the negotiations. The minutes must be forwarded immediately to all members of the Supervisory Board.
(4)	Declarations of intent by the Supervisory Board are issued by the Chairperson in the name of the Supervisory Board. The Chairperson, but not every member, is authorised to accept declarations for the Supervisory Board.

(5)	The Supervisory Board is able to pass resolutions provided that at least three members of the Supervisory Board participate in passing the resolution. A member is deemed to have participated in passing the resolution even if s/he abstains from voting. Absent members of the Supervisory Board can also participate in passing the resolution if they arrange for other members of the Supervisory Board to submit written votes on their behalf.

(6)	The Supervisory Board can resolve to make amendments to the Articles of Association that affect only the wording.

§ 17

Committees of the Supervisory Board

The Supervisory Board can invite experts and other providers of information to its meetings. It can transfer individual responsibilities within its remit to committees or individuals from among its members, provided that this does not contravene any legal provisions.

§ 18

Remuneration of the Supervisory Board

(1)	Each member of the Supervisory Board receives a fixed annual salary component of € 20,000. The Chairperson receives twice, and his/her Deputy receives one-and-a-half times of such remuneration.

(2)	The members of the Supervisory Board receive the following additional remuneration for their work in committees of the Supervisory Board:

	a.	Each member of the Audit Committee receives EUR 3,000, the Chairman of the Audit Committee receives twice this amount.

	b.	Each member of another committee receives EUR 2,000, the chairman of another committee receives twice this amount. Membership of the nomination committee is not taken into account.

Committee activities are considered for a maximum of two committees. If this number is exceeded, the two highest remunerated memberships are decisive.

(3)	Supervisory Board members who only belong to the Supervisory Board or a committee for part of the financial year or who hold the chair or deputy chair of the Supervisory Board or the chair of a committee shall receive remuneration pro rata temporis.

(4)	In addition, the members of the Supervisory Board shall receive an attendance fee of EUR 1,000 for each attendance at a meeting of the Supervisory Board or its committees. Participation in telephone and video conferences or participation in a meeting by means of a telephone and video conference shall be remunerated accordingly. For several meetings - whether of the Supervisory Board or of committees - which take place on one calendar day, attendance fees are paid only once in total.

(5)	Furthermore, the members of the Supervisory Board, with the exception of the Chairman and his Deputy, shall receive remuneration of EUR 4,000 for chairing a General Meeting

(6)	The remuneration shall be paid at the end of each quarter.

(7)	The Company reimburses the Supervisory Board members for expenses incurred in the performance of their duties, including any value added tax (VAT) payable on remuneration and reimbursement of expenses.

(8)	The Company includes the performance of the duties of the members of the Supervisory Board in the coverage of a pecuniary loss liability insurance policy taken out by the Company.

V.	General Meeting of Shareholders

§ 19

Venue of the General Meeting of Shareholders

The General Meeting of Shareholders takes place at the Company’s Head Office, a German town or city with more than 100,000 inhabitants, or a German stock exchange.

§ 20

Convening the General Meeting of Shareholders, and Participation Entitlement

(1)	The General Meeting of Shareholders is convened by the Management Board, provided that no other persons are authorised to do so by law. Unless the law permits a shorter notice period, the General Meeting of Shareholders must be convened at least 30 days before it is to be held. The date of the convocation and the date of the General Meeting of Shareholders are not included in the notice period. The notice period for convening the General Meeting of Shareholders is extended by the number of days in the registration period (§ 20 Paragraph 2).

(2)	The only shareholders entitled to participate in the General Meeting of Shareholders and exercise their voting rights are those recorded in the Share Register who registered in good time. The registration must reach the Company, at the address designated for this purpose in the convocation, at least six days before the Meeting; but, in derogation from this, the convocation may stipulate a shorter period, to be measured in days, of up to three days (registration period). The date of receipt and the date of the General Meeting of Shareholders are not included. The Management Board may make stipulations regarding the form of registration in the convocation – in particular, as to whether registration must be submitted in writing, by fax, in text form or in an (electronic) way to be specified by the Company.

(3)	The General Meeting of Shareholders, which must decide whether or not to discharge the Management Board and the Supervisory Board, decide upon the appropriation of earnings, and – if necessary – decide whether or not to approve the annual financial statements, takes place within the first eight months of each financial year.

§ 21

Procedure of the General Meeting of Shareholders

(1)	The Chairperson of the Supervisory Board, his/her Deputy (if s/he is prevented from doing so), or another member appointed by the Supervisory Board chairs the General Meeting of Shareholders. In the event that no member of the Supervisory Board chairs the General Meeting of Shareholders, the latter will elect its own chairperson.

(2)	The chairperson of the General Meeting of Shareholders can decide that the items on the agenda will be discussed in a different order from that indicated in the agenda. S/he also specifies the type and form of voting.

(3)	The chairperson of the General Meeting of Shareholders is entitled to set reasonable time limits for the shareholders’ rights to speak and ask questions; in particular, s/he can set a reasonable timetable for the meeting as a whole, for discussions of individual items on the agenda, and for individual speeches and questions.

(4)	The members of the Management Board and of the Supervisory Board should be present in person at the General Meeting of Shareholders. Members of the Supervisory Board who are prevented from attending in person for compelling reasons can also participate via video or audio link.

(5)	The chairperson of the General Meeting of Shareholders is authorised to permit the video and audio transmission of all or part of the General Meeting of Shareholders in a way to be determined by him/her.

§ 22

Passing Resolutions

(1)	Each share grants its holder one vote in the General Meeting of Shareholders.

(2)	Resolutions of the General Meeting of Shareholders require a simple majority of votes cast in order to be passed, provided that nothing to the contrary is required by the Articles of Association or by law. If, in addition to the simple majority of votes cast, the law prescribes a majority of the share capital represented when the resolution is passed, a simple majority of the share capital represented is sufficient, insofar as this is permitted by law; this applies, in particular, to resolutions pursuant to § 103 AktG (German Stock Corporation Act) (dismissal of members of the Supervisory Board), § 179 AktG (changes to the Articles of Association), § 182 AktG (share capital increase in return for contributions), § 207 AktG (share capital increase using Company resources) and § 221 AktG (in particular, the issue of convertible bonds and income bonds).

§ 23

Exercise of Voting Rights by Representatives

A shareholder’s voting rights may be exercised by representative proxy. For a proxy to exercise voting rights, a corresponding proxy authorisation must be issued. This proxy authorisation may be issued at any time in writing or by fax; any other forms provided by law for issuing a proxy authorisation, revoking the latter or proving to the Company that authorisation has been granted, in particular, facilitation measures that are compulsory under the law, are not restricted by the Articles of Association. Legal provisions apply to the issue of proxy authorisations to credit institutions, shareholder associations or other persons equated with the latter pursuant to § 135 AktG (German Stock Corporation Act).

VI.	Financial Reporting and Use of the Annual Surplus

§ 24

Financial Reporting

The Management Board must compile the annual financial statements (balance sheet, profit and loss account and notes to the financial statements) and the management report, as well as the consolidated financial statements and group management report, and submit them to the Supervisory Board and the auditor within the statutory deadlines. Likewise, the Management Board must submit a proposal for the use of the retained profit to the Supervisory Board. §§ 298 Para. 3 and 315 Para. 3 of the German Commercial Code (HGB) are not affected.

§ 25

Use of the Annual Surplus

(1)	When the annual financial statements are approved, the Management Board and the Supervisory Board are authorised to place in other reserves either some or all of the annual surplus that remains after deduction of the sums to be placed in the statutory reserve and of losses carried forward. The placement of more than half the annual surplus is not permitted if the other reserves would exceed half the share capital after this placement.

(2)	Shareholders’ dividends are calculated in proportion to the size of their share of the share capital.

VII.	Concluding Provisions

§ 26

Expenses relating to foundation and change of form

(1)	The Company is the result of the change of legal form of Biofrontera Pharmaceuticals GmbH, which had its Head Office in Leverkusen.

(2)	The Company bears the expenses incurred by its change of legal form into a public limited company (Aktiengesellschaft), and by its foundation, up to the sum of EUR 15,000.00.